Exhibit 99.1

My Size Inc. Announces 2018 Financial Results

Airport City, Israel –March 28, 2019 – My Size, Inc. (the “Company” or “My Size”) (NASDAQ: MYSZ; TASE: MYSZ), the developer and creator of smartphone measurement applications, today reported financial and operating results for the fourth quarter and full year 2018.

2018 Financial Highlights:

•	Issued 3 million shares at $2.00/share in a public offering in February 2018, netting proceeds of $5.5 million;
•	Ended the year with approximately $6.6 million in cash* as of December 31, 2018, compared to approximately $2.0 million in cash* as of December 31, 2017;
•	Operating loss was down slightly for the year ended December 31, 2018 to $5.2 million from $5.6 million in the prior year ended December 31, 2017
•	Net loss was $6.0 million for the year ended December 31, 2018 compared to $5.4 million for the year ended December 31, 2017.

*includes cash and cash equivalents, restricted cash, restricted deposit, and short term deposit

2018 Corporate Highlights-Update:

•	Launched first complete ready-to-deploy MySizeID solution at CES 2018
•	Entered into first commercial deployment of BoxSizeID with Katz, a leading parcel delivery service in Israel; with revenues anticipated to begin Q2 2019
•	Reached milestone of 1 million downloads for SizeUp, the company’s Do-it-Yourself Design platform
•	Demonstrated proof of concept at Fashion Week 2018, New York, in cooperative marketing with Avenue, a leading womenswear marketing and apparel company and a sponsored “Pop-Up Store/Fit Party” event in New York supported by large international marketing and apparel companies
•	Announced second patent issued from USPTO

Subsequent to the End of the Year Developments:

•	Announced that Shopify has begun to offer MySizeID on its e-commerce platform
•	Announced that Honeywell Marketplace has begun to offer BoxSizeID on its e-commerce platform
•	Announced the hiring of two senior-level sales and two marketing leaders for North America;
•	Initial agreements signed with European and U.S.-based retailers for MySizeID integrations, with custom integration work scheduled to begin in Q2 2019

Ronen Luzon, Chief Executive Officer of My Size, commented, “We continued to develop and introduce our technologically innovative product platforms to a marketplace that is very much looking for a product such as ours, and our sales funnel across product lines continues to expand. Having achieved some key developmental milestones, we look forward to continuing to introduce a completed and ready-to-deploy solution to the markets, and we are currently focused on accelerating the adoption curve, monetizing our technology, and working on new features for future generations of product. We plan to continue to execute our branding and marketing strategy through trade shows, continued sales leadership team expansion, and pursuing new channel development to the markets we serve.”

Mr. Luzon commented further, “While we have seen that each customer wants certain customization and implementation cycles consist of multiple stages, we’re confident that 2019 will be the year in which we will see our first material revenues for MySizeID and BoxSizeID. Further, we also look forward to adding new pilots and trials, taking current ones to the next phases in implementations and announcing our future successes.”

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://ir.mysizeid.com. You may request a copy of the Company’s Form 10-K, at no cost to you, by writing to the Chief Financial Officer of the Company at 3 Arava St., Airport City, 7010000, Israel or by calling the Company at +972-3-6009030.

About My Size, Inc.

My Size, Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications including the apparel, e-commerce, DIY, shipping and parcel delivery industries.  This proprietary technology is driven by several algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about My Size, please visit our website. www.mysizeid.com. We routinely post information that may be important to investors in the Investor Relations section of our website. Follow us on Facebook, LinkedIn and Twitter.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contact:

My Size:

Ronen Luzon, Chief Executive Officer

ronen@mysizeid.com

Darrow Associates, Inc.
Peter Seltzberg, Managing Director, Investor Relations

(516) 419-9915
pseltzberg@darrowir.com

Media Contact:

FischTank Marketing & PR
Matthew Bretzius
matt@fischtankpr.com